                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                  SCHEDULE 14A
                                PROXY STATEMENT
       (PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934)

                            ------------------------

Filed by the registrant /X/
Filed by a party other than the registrant / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        CARTER HAWLEY HALE STORES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             MARC E. BERCOON, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        CARTER HAWLEY HALE STORES, INC.
                            3880 NORTH MISSION ROAD
                         LOS ANGELES, CALIFORNIA 90031

                                WITH COPIES TO:
                              ERIC H. SCHUNK, ESQ.
                        MILBANK, TWEED, HADLEY & MCCLOY
                           601 SOUTH FIGUEROA STREET
                         LOS ANGELES, CALIFORNIA 90017
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/ /    $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       (1)    Title of each class of securities to which transaction applies:
       (2)    Aggregate number of securities to which transactions applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       (4)    Proposed maximum aggregate value of transaction:
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
       (1)    Amount previously paid:
       (2)    Form, schedule or registration statement no.:
       (3)    Filing party:
       (4)    Date filed:
/X/    Filing fee paid with preliminary materials.

                        CARTER HAWLEY HALE STORES, INC.

                            3880 NORTH MISSION ROAD
                         LOS ANGELES, CALIFORNIA 90031

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD AT HOTEL INTERCONTINENTAL
                             251 SOUTH OLIVE STREET
                         LOS ANGELES, CALIFORNIA 90012

To the Stockholders:

    NOTICE is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Carter Hawley Hale Stores, Inc. (the "Company") will be held in the Watercourt Ballroom of Hotel InterContinental on Friday, June 17, 1994 at 1:00 p.m. local time, for the following purposes:

    1. To elect eleven directors to serve for a term of one year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

    2. To approve a proposed amendment to the Company's Amended and Restated Certificate of Incorporation to change the Company's name to Broadway Stores, Inc.;

    3.     To  approve  the restatement  of the  Company's 1992  Stock Incentive
           Plan, as amended, to eliminate the automatic four percent annual increase in the exercise price of certain options issued thereunder;

    4. To ratify the appointment of Price Waterhouse as the Company's independent accountants for the Company's 1994 fiscal year; and

    5. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Holders of the Company's common stock, par value $.01 per share, and series A exchangeable preferred stock, par value $.01 per share, at the close of business on April 25, 1994, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting. The Company's Board of Directors urges that all stockholders of record exercise their right to vote at the meeting personally or by proxy. Accordingly, we are sending you the following Proxy Statement and the enclosed proxy card.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SPECIFY YOUR VOTE ON THE ACCOMPANYING PROXY AND SIGN, DATE AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE.

    Your prompt response will be appreciated.

                                    By Order of the Board of Directors

                                    /s/ Marc E. Bercoon

                                    Marc E. Bercoon
                                    Secretary

Los Angeles, California
May 5, 1994

                        CARTER HAWLEY HALE STORES, INC.
                            3880 NORTH MISSION ROAD
                         LOS ANGELES, CALIFORNIA 90031

                                PROXY STATEMENT

    The accompanying proxy is solicited by the Board of Directors (the "Board") of Carter Hawley Hale Stores, Inc. (the "Company") to be used at the Annual Meeting of Stockholders on Friday, June 17, 1994 (the "Annual Meeting") to be held at 1:00 p.m. local time in the Watercourt Ballroom of the Hotel InterContinental, Los Angeles. This Proxy Statement, the enclosed form of proxy and the Annual Report to Stockholders are being sent to stockholders on or about May 5, 1994.

    At the Annual Meeting, stockholders will be asked to consider and vote upon the following items:

ITEM I: The election of eleven directors to serve until the 1995 Annual Meeting of Stockholders;
ITEM II: A proposed amendment to the Company's Amended and Restated Certificate of Incorporation to change the Company's name to Broadway Stores, Inc.
ITEM III: A proposal to approve the restatement of the Company's 1992 Stock Incentive Plan, as amended, to eliminate the automatic four percent annual increase in the exercise price of certain options issued thereunder;
ITEM IV: A proposal to ratify the appointment of Price Waterhouse as the Company's independent public accountants for its 1994 fiscal year.

    Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by giving notice of such revocation either personally or in writing to the Secretary of the Company at the Company's executive offices, by subsequently executing and delivering another proxy or by voting in person at the Annual Meeting.

    The Annual Report to Stockholders that accompanies this Proxy Statement is not to be regarded as proxy soliciting material.

    The Board of the Company believes that election of its director nominees and approval of Items II, III and IV are in the best interests of the Company and its stockholders and recommends to the stockholders the approval of each of the nominees and of Items II, III and IV.

                                     VOTING

    Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted FOR the election as directors of the nominees listed herein, FOR Items II, III and IV and, with respect to any other matter that may properly come before the meeting, in the discretion of the persons voting the respective proxies.

    The cost of preparing, assembling and mailing the proxy materials will be borne by the Company. The Company has retained Chemical Bank to solicit proxies at an estimated cost of $9000.

    Only holders of record at the close of business on April 25, 1994 (the "Record Date") of the Company's common stock, $.01 par value (the "Common Stock"), which is listed on the New York Stock Exchange (the "NYSE") under the symbol "CHH," and the Company's series A exchangeable preferred stock, $.01 par value (the "Preferred Stock"), which has not been admitted or listed for trading on any national securities exchange or on any national automated dealer quotation system, will be entitled to vote at the Annual Meeting, voting together as a single class. On the Record Date, there were 45,619,792 shares of Common Stock and 849,560 shares of Preferred Stock outstanding. Each share of Common Stock and each share of Preferred Stock is entitled to one vote on all matters presented at the Annual Meeting.

VOTE REQUIRED

    The election of the director nominees requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Under Delaware law, the Company's Amended and Restated Certificate of Incorporation and the Company's By-laws, shares as to which a stockholder abstains or withholds from voting on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote ("Broker Non-Votes") on the election of directors will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast.

    Approval of the proposal to approve the restatement of the Company's 1992 Stock Incentive Plan, as amended, to eliminate the four percent annual increase in the exercise price of certain options issued thereunder and the proposal to amend the Company's Amended and Restated Certificate of Incorporation to change the Company's name to Broadway Stores, Inc. each require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereat. Under Delaware law, the Company's Amended and Restated Certificate of Incorporation and the Company's By-laws, abstentions and Broker Non-Votes on these proposals have the same legal effect as a vote against such proposal.

    The stockholders of the Company have no dissenters' or appraisal rights in connection with any of Items I, II, III or IV.

    The Company has been informed that a holder of more than 50% of the shares entitled to vote, Zell/ Chilmark Fund, L.P., a Delaware limited partnership ("Zell/Chilmark"), intends to vote FOR the election of the directors nominated by the Board and FOR Items II, III and IV. If Zell/Chilmark does in fact so vote its shares, the election of such directors and the approval of each of Items II, III and IV is assured, irrespective of the votes of other stockholders. See "Principal Stockholders and Management Ownership--Principal Stockholders."

                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as to those persons known to the Company to be beneficial owners (as determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of more than 5% of the outstanding Common Stock and Preferred Stock as of the Record Date. The percentage ownership figures set forth in the table are calculated on the basis of the number of shares of Common Stock and Preferred Stock outstanding as of the Record Date.

                                                      AMOUNT AND
                                                        NATURE
                                                          OF
TITLE           NAME AND ADDRESS                      BENEFICIAL         PERCENT
OF CLASS        OF BENEFICIAL OWNER                    OWNERSHIP         OF CLASS
- - --------------  ----------------------------------  ---------------  ----------------
Common Stock    Zell/Chilmark Fund, L.P.             24,800,866(1)           54.4%
                Two North Riverside Plaza, Suite
                1500
                Chicago, IL 60606
Common Stock    Mellon Bank, N.A., as                 2,500,000(2)            5.5%
                Trustee for
                First Plaza Group Trust
                One Mellon Center
                Pittsburgh, PA 15258
Common Stock    FMR Corp.                             3,253,069(3)            7.1%
                82 Devonshire Street
                Boston, MA 02109-3614
Common Stock    Trimark Investment Management Inc.    3,068,000(4)            6.7%
                One First Canadian Place
                Suite 5600, P.O. Box 487
                Toronto, Ontario M5X 1E5
                Canada
Preferred       Bankers Trust Company                   543,127(5)           63.9%
Stock           One Bankers Trust Plaza
                New York, NY 10006

- - ------------------------
(1) The sole general partner of Zell/Chilmark is ZC Limited Partnership, an Illinois limited partnership ("ZC Limited"). The sole general partner of ZC Limited is ZC Partnership, a Delaware general partnership ("ZC"). The general partners of ZC are ZC, Inc., an Illinois corporation ("ZCI"), and CZ, Inc., a Delaware corporation ("CZI"). The Samuel Zell Revocable Trust dated January 17, 1990 (the "SZ Trust") is the sole stockholder of ZCI. Mr. Samuel Zell is trustee and the beneficiary of the SZ Trust. Mr. David
      M. Schulte is the sole stockholder of CZI. One of the limited partners of ZC Limited is COP General Partnership, an Illinois general partnership ("COP"). One of the general partners of COP is COP Seniors General Partnership, an Illinois general partnership ("COP Seniors"). One of the general partners of COP Seniors is Mr. Shkolnik. Messrs. Zell, Schulte and Shkolnik may each be deemed to share beneficial ownership of the shares referenced, but each disclaims beneficial ownership of such shares.
(2) Mellon Bank, N.A., acts as the trustee (the "Trustee") of First Plaza Group Trust ("First Plaza"), a trust under and for the benefit of certain employee benefit plans of General Motors Corporation ("GM") and its subsidiaries. First Plaza may be deemed to beneficially own the shares referenced. Additionally, General Motors Investment Management Corporation ("GMIMCo"), a Delaware corporation and a wholly-owned subsidiary of GM, may be deemed to beneficially own these shares because it serves as investment manager for First Plaza with respect to such shares and has the power to direct the Trustee as to voting and disposition of such shares. The Pension Investment Committee of GM may also be deemed to beneficially own such shares by virtue of its authority to select the investment manager of such shares. First Plaza is also a limited partner of Zell/ Chilmark, but disclaims beneficial ownership of shares of common stock owned by Zell/Chilmark.
(3)   Fidelity  Management  &  Research  Company  ("Fidelity"),  a  wholly-owned subsidiary of FMR Corp. ("FMR"), is the beneficial owner of 3,123,000 shares or 6.85% of the Company's outstanding Common Stock in its capacity as investment adviser to several investment companies. Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR, is the

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

      beneficial owner of 130,069 shares  or 0.29% of the Company's  outstanding
      Common   Stock  in   its  capacity   as  investment   manager  of  certain
      institutional accounts. Edward C.  Johnson 3d, the  Chairman of FMR,  owns
      34%  of  the  outstanding  voting  common stock  of  FMR.  Certain  of Mr.
      Johnson's family members and related trusts also own shares of FMR  voting common  stock  (together  with  Mr. Johnson,  the  "Johnson  Family"). The
      Johnson Family, FMR Corp.,  Fidelity and FMTC may  thus be deemed to  have beneficial ownership of all or a portion of the shares referenced.
(4)   Trimark Investment Management Inc. ("TIMI") is the investment manager for, and  sole trustee  of, three  mutual funds,  Trimark Fund,  Trimark Select
      Growth Fund and  Trimark Select  Canadian Growth  Fund (collectively,  the
      "Trimark  Funds"), each of which  is the record owner  of a portion of the referenced shares. As investment manager and sole trustee for the  Trimark
      Funds,  TIMI  has sole  voting and  dispositive power  in respect  of such shares and may  thus be  deemed to be  have beneficial  ownership of  such shares.
(5)   Bankers Trust Company holds these shares in its capacity as the trustee of the  Company's  401(k) Savings  and Investment  Plan (the  "401(k) Plan").
      Bankers Trust Company disclaims beneficial ownership of such shares.

MANAGEMENT OWNERSHIP

    The following table indicates the total number of equity securities of the Company beneficially owned by each of the Company's directors, the Named Executive Officers, as defined below, director nominees and all directors and executive officers as a group as of the Record Date. Beneficial ownership has been calculated in accordance with Rule 13d-3 promulgated under the Exchange Act. Unless otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

TITLE                   NAME OF          AMOUNT AND NATURE OF
OF CLASS           BENEFICIAL OWNER      BENEFICIAL OWNERSHIP   PERCENT OF CLASS
- - --------------  -----------------------  --------------------  -------------------
                DIRECTORS:
Common Stock    Walter T. Dec              2,500,000(1)                 5.5%(1)
Common Stock    David L. Dworkin             666,666(2)                 *
Common Stock    Leobardo F. Estrada           10,000(3)                 *
Common Stock    Sidney R. Petersen            10,825(3)(4)              *
Common Stock    Terry Savage                  11,000(3)(5)              *
Common Stock    David M. Schulte          24,800,866(6)                54.4%(5)
Common Stock    Sanford Shkolnik          24,920,866(7)                54.6%(6)
Common Stock    Robert M. Solow               10,000(3)                 *
Common Stock    Dennis C. Stanfill            12,710(3)(8)              *
Common Stock    James D. Woods                13,000(3)                 *
Common Stock    Samuel Zell               24,800,866(9)                54.4%(8)
                NAMED EXECUTIVE OFFICERS:
Common Stock    Philip M. Hawley             480,000(10)                1.1%
Common Stock    William J. Podany             36,666(11)                *
Common Stock    Gerald J. Mathews                  0                    *
Common Stock    Patricia A. Warren                 0                    *
Common Stock    Brian L. Fleming              16,185(12)                *
Common Stock    Edwin J. Holman               17,590(13)                *
Common Stock    Larry G. Petersen              3,722(14)                *
                All Directors and
                Executive Officers as a
                Group (19 persons)
                                          28,229,705(1)(6)             61.9%
                                                    (7)(9)(15)

- - ------------------------
 *   Less than 1 percent.
(1) The shares listed for Mr. Dec are held of record by Mellon Bank, N.A., as trustee for First Plaza, a trust under and for the benefit of certain employee benefit plans of GM and its subsidiaries. By virtue of his position as head of private market investment activities for GMIMCo, First Plaza's investment manager, Mr. Dec may be deemed to share, with others, voting and dispositive power with respect to the shares owned by First Plaza. Mr. Dec disclaims beneficial ownership of all of such shares. See footnote 2 to the table under the heading "Principal Stockholders and Management Ownership--Principal Stockholders."

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(2)  In connection with Mr. Dworkin's election to the positions of President and
     Chief Executive Officer, on February 18, 1993 the Stock Option Committee of
     the Board granted Mr. Dworkin options for 1,000,000 shares of Common Stock.
     Under the terms of such grant, options to purchase 333,333 shares of Common
     Stock  became vested  on each  of March  24, 1993  and March  24, 1994. The
     666,666 options  are  currently  exercisable.  For  a  description  of  the agreement  in principle between  Mr. Dworkin and  the Company regarding Mr.
     Dworkin's   employment   with    the   Company,    see   "Employment    and
     Change-in-Control Arrangements-- Employment Agreement with Mr. Dworkin."
(3)  Includes  currently exercisable options to purchase 10,000 shares of Common
     Stock.
(4)  Includes 405 shares of Common Stock and Warrants to purchase 420 shares  of
     Common  Stock,  all of  which  are held  by Mr.  Petersen  and his  wife as trustees for the Petersen Family Trust.
(5)  Includes 1,000 shares  of Common Stock  held by Ms.  Savage as trustee  for
     Terry  Savage Productions Limited, Retirement Plan  and Trust dated June 1,
     1982.
(6)  The shares listed for Mr. Schulte are held of record by Zell/Chilmark.  Mr.
     Schulte  may be deemed to share,  with others, voting and dispositive power with respect to the  shares owned by  Zell/Chilmark. Mr. Schulte  disclaims beneficial  ownership of all  of such shares.  See footnote 1  to the table under the heading "Principal Stockholders and Management
     Ownership--Principal Stockholders."
(7)  Includes currently exercisable options to purchase 110,000 shares of Common
     Stock plus 10,000 shares of Common Stock owned directly. 24,800,866 of  the shares  listed for  Mr. Shkolnik are  held of record  by Zell/Chilmark. The sole general partner of  Zell/ Chilmark is ZC  Limited. One of the  limited partners  of ZC Limited is  COP. One of the general  partners of COP is COP
     Seniors. One of the  general partners of COP  Seniors is Mr. Shkolnik.  Mr.
     Shkolnik  may be deemed to share, with others, voting and dispositive power with respect to the shares  owned by Zell/Chilmark. Mr. Shkolnik  disclaims beneficial ownership of all shares held by Zell/Chilmark. See footnote 1 to
     the   table  under  the  heading  "Principal  Stockholders  and  Management
     Ownership--Principal Stockholders."
(8)  Includes Warrants to purchase 210 shares of Common Stock.
(9)  The shares listed  for Mr. Zell  are held of  record by Zell/Chilmark.  Mr.
     Zell may be deemed to share, with others, voting and dispositive power with respect to the shares owned by Zell/Chilmark. Mr. Zell disclaims beneficial ownership  of all  of such shares.  See footnote  1 to the  table under the
     heading  "Principal   Stockholders  and   Management   Ownership--Principal
     Stockholders."
(10) Includes currently exercisable options to purchase 480,000 shares of Common
     Stock.  Mr. Hawley resigned  as Chief Executive  Officer effective February
     1993 and resigned as director in June 1993.
(11) Includes currently exercisable options to purchase 36,666 shares of  Common
     Stock.
(12) Includes  currently exercisable options to purchase 14,666 shares of Common
     Stock and warrants to purchase 361 shares of Common Stock. Mr. Fleming left the employ of the Company on April 1, 1994.
(13) Includes currently exercisable options to purchase 11,667 shares of  Common
     Stock,  warrants to purchase 840 shares of Common Stock and 1,855 shares of
     Preferred Stock, which shares of Preferred Stock are currently exchangeable for warrants to purchase 1,855 shares of Common Stock. The 1,855 shares  of
     Preferred Stock owned by Mr. Holman constitute less than one percent of the shares  of Preferred Stock  outstanding. Mr. Holman left  the employ of the
     Company in October 1993.
(14) Includes Warrants to purchase 840 shares of Common Stock and includes 1,055 shares of Preferred Stock,  which shares of  Preferred Stock are  currently exchangeable  for Warrants  to purchase 1,055  shares of  Common Stock. Mr.
     Petersen left the employ of the  Company in October 1993. The 1,055  shares of  Preferred Stock owned by Mr.  Petersen constitute less than one percent of the shares of Preferred Stock outstanding.
(15) Includes currently exercisable options to purchase 907,997 shares of Common
     Stock, Warrants to purchase  630 shares of Common  Stock and 859 shares  of
     Preferred Stock, which shares of Preferred Stock are currently exchangeable for Warrants to purchase 859 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    A partnership affiliated with Samuel Zell, the Company's Chairman of the Board, owns Southland Mall, located in Hayward, California. The Company operates an Emporium store at Southland Mall pursuant to a long-term lease with the owner of the mall. The Company's monthly payments under such lease amount to $50,000. Additionally, the Company must pay the owner of the mall certain fees to cover common area maintenance expenses and real estate taxes.

    See "Employment and Change-in-Control Arrangements--Employment Agreement with Mr. Dworkin" for a discussion of the legal fees to be paid to Mr. Dworkin's brother-in-law in connection with his providing Mr. Dworkin legal advice in connection with the negotiation of Mr. Dworkin's employment arrangements with the Company.

                       NOMINEES FOR ELECTION AS DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation and By-laws require that the number of directors on the Board be not less than three nor more than twenty-five. The Board currently consists of the following ten persons: David L. Dworkin, Leobardo F. Estrada, Sidney R. Petersen, Dennis C. Stanfill, Terry Savage, David M. Schulte, Sanford Shkolnik, Robert M. Solow, James D. Woods and Samuel Zell. At each annual meeting of stockholders, the term of each director expires and director nominees are elected to the Board for terms of one year.

    At the Annual Meeting eleven directors are to be elected to serve until the 1995 Annual Meeting of Stockholders and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the election of Walter T. Dec as a director and the re-election of David L. Dworkin, Leobardo F. Estrada, Sidney R. Petersen, Dennis C. Stanfill, Terry Savage, David M. Schulte, Sanford Shkolnik, Robert M. Solow, James D. Woods and Samuel Zell as directors. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve.

DIRECTOR NOMINEES

WALTER T. DEC, 51

    For more than the past five years, Mr. Dec has been head of private market investment activities for GMIMCo, First Plaza's investment manager. He is also a member of the board of directors of GMIMCo and its Asset Allocation Committee. In addition, he is a member of the board of directors of Taubman Centers, Inc., a real estate investment trust, and is a member of the advisory boards of a number of private investment partnerships.

DAVID L. DWORKIN, 50

    Mr. Dworkin has been a director since March 24, 1993. He has been President and Chief Executive Officer of the Company since March 1993. Mr. Dworkin served as Chairman and Chief Executive Officer of British Home Stores, a division of Storehouse PLC, a London, England based retailer, from November 1989 until July 1992, and as Group Chief Executive of the Storehouse PLC from July 1992 until joining the Company in March of 1993. Mr. Dworkin has in excess of 25 years experience in the retail industry, including service as President & Chief Executive Officer of Bonwit Teller from 1988 through 1989, President & Chief Operating Officer of Neiman Marcus from 1984 through 1988, and Executive Vice President of Marshall Fields, a division of Dayton-Hudson Corp.

DR. LEOBARDO F. ESTRADA, 48

    Dr. Estrada has been a director since 1992. He has been an Associate Professor at the Graduate School of Architecture and Urban Planning at the University of California at Los Angeles for more than the past five years.

SIDNEY R. PETERSEN, 63

    Mr. Petersen has been a director since 1989. For more than the past five years, he has been a private investor and consultant. He is the retired Chairman of the Board and Chief Executive Officer for Getty Oil Company, positions which he held from 1980 to 1984. He is also a director of Avery Dennison Corporation, NICOR, Inc., Global Natural Resources, Inc. and Union Bank.

TERRY SAVAGE, 49

    Ms. Savage has been a director since 1992. She is a financial analyst and author. For the past five years, she has been a syndicated columnist for the Chicago Sun-Times. Additionally, Ms. Savage was a financial and business reporter for the CBS-owned television station in Chicago, WBBM-TV, from 1982 through 1991. She is also a director of McDonald's Corporation.

DAVID M. SCHULTE, 47

    Mr. Schulte has been a director since 1992. He is the sole shareholder of one of the two partners of the sole general partner of ZC Limited, the sole general partner of Zell/Chilmark, which owns 54.4% of the Company's outstanding Common Stock. Since 1984, Mr. Schulte has been managing general partner of

Chilmark Partners, L.P., a merchant banking firm, which currently devotes all of its time to the affairs of Zell/ Chilmark. Mr. Schulte is a director of Revco D.S., Inc., Jacor Communications, Inc., Santa Fe Energy Resources, Inc. and Sealy Corporation.

SANFORD SHKOLNIK, 54

    Mr. Shkolnik has been a director since 1992. He served as Vice Chairman of the Company from October 1992 through March 1993. For more than the past five years he has been Executive Vice President of Equity Financial and Management
Company, a company chaired by Mr. Zell. He is also Chairman of the Board of Equity Properties and Development Company, an affiliate of Mr. Zell. Mr. Shkolnik is an indirect limited partner of ZC Limited, the sole general partner of Zell/Chilmark.

DR. ROBERT M. SOLOW, 69

    Dr. Solow has been a director since 1992. He is Institute Professor at the Massachusetts Institute of Technology. He is the 1987 recipient of the Nobel Memorial Prize in Economic Science. In addition to his professorship at M.I.T., Dr. Solow serves on the board of directors of Yamaichi Global Funds and is a member of the Corporate Technology Committee of the Norton Co. He also serves as a member of the advisory committee of Zell/Chilmark. He is former Chairman of the Federal Reserve Bank of Boston and a former member and Chairman of General Motors Science Advisory Committee.

DENNIS C. STANFILL, 67

    Mr. Stanfill has been a director since 1987. He is currently a senior advisor to Credit Lyonnais. He was Co-Chairman, Co-Chief Executive Officer and a director of Metro-Goldwyn-Mayer Inc. from January 1992 until May 1993. From August 1990 to December 1991, he served as Chairman of the Board and Chief Executive Officer of AME, Inc., a video post-production company. AME, Inc. is currently the subject of a reorganization petition under chapter 11 of title 11 of the United States Code filed in the United States Bankruptcy Court Central District of California on July 22, 1992. Prior to August 1990, Mr. Stanfill was President of Stanfill, Bowen & Co., Inc., a private investment and venture capital firm. He is also a director of The Dial Corporation.

JAMES D. WOODS, 62

    Mr. Woods has been a director since 1992. He has served as the Chairman of the Board of Baker Hughes Incorporated since January 1989 and as President and Chief Executive Officer of Baker Hughes Incorporated since April 1987. Mr. Woods is also a Director of Varco International, Inc. and Wynn's International, Inc. Mr. Woods was the former chairman of the Petroleum Equipment Suppliers Association and the National Ocean Industries Association, as well as a member of the National Petroleum Council.

SAMUEL ZELL, 52

    Mr. Zell has been a director since 1992 and Chairman of the Board since March 4, 1993. He is Chairman of the Board of Equity Financial and Management Company and Equity Group Investments, Inc., two privately-owned affiliated investment and management companies. Mr. Zell is the trustee and beneficiary of a trust that is the sole shareholder of one of the two partners of the sole general partner of ZC Limited, the sole general partner of Zell/Chilmark, which holds 54.4% of the Company's outstanding Common Stock; Chairman of the Board of Itel Corporation, the Delta Queen Steamboat Co. and Great American Management and Investment, Inc.; Chairman of the Board of Trustees of Equity Residential Properties Trust; Chairman of the Board and Chief Executive Officer of Capsure Holdings Corp.; and Co-Chairman of Manufactured Home Communities, Inc. Mr. Zell is also a director of Jacor Communications, Inc., Sealy Corporation and The Vigoro Corporation, and is Co-Chairman of the Board of Revco D.S., Inc. Prior to October 4, 1991, Mr. Zell was President of Madison Management Group, Inc., which company filed for protection under chapter 11 of title 11 of the United States Code on November 8, 1991. The case has subsequently been converted to a proceeding under chapter 7 of such code.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS
                               AND ITS COMMITTEES

    The Board met 9 times during fiscal 1993. With the exception of James D. Woods and Robert M. Solow, each current director attended at least 75% of the total number of meetings of the Board and each of the committees of the Board on which such director served held during the period for which he or she has been a director. The Board has standing Executive, Audit, Compensation, Stock Option and Nominating Committees. The current members of each of the Board's committees are listed below.

THE EXECUTIVE COMMITTEE

    The  current members of the Executive  Committee are David L. Dworkin, David
M. Schulte, Sanford Shkolnik and Samuel Zell. The Executive Committee did not meet during fiscal 1993.

    The Executive Committee has all of the authority of the Board except the authority to amend by-laws, fix director compensation, authorize special distributions to stockholders, fill Board vacancies and act with respect to certain other limited matters.

THE AUDIT COMMITTEE

    The current members of the Audit Committee are David M. Schulte, Sidney R. Petersen and James D. Woods. During the 1993 fiscal year, the Audit Committee met 4 times.

    The Audit Committee, composed solely of outside directors, meets periodically with the Company's independent accountants, management and internal auditors to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal control and other matters; advises the Board on matters related to accounting and auditing; and reviews management's selection of independent accountants. The independent accountants and the internal auditors have complete access to the committee without management present, to discuss results of their audit and their opinions on adequacy of internal controls, quality of financial reporting, and other accounting and auditing matters.

THE COMPENSATION COMMITTEE

    The current members of the Compensation Committee are Terry Savage, David M. Schulte, Dr. Robert M. Solow and Dennis C. Stanfill. The Compensation Committee met 8 times during fiscal 1993.

    The Compensation Committee, composed solely of outside directors, reviews and takes action regarding terms of compensation, employment contracts and pension matters that concern officers and key employees of the Company.

THE STOCK OPTION COMMITTEE

    The current members of the Stock Option Committee are David M. Schulte and Samuel Zell. The Stock Option Committee met 10 times during the 1993 fiscal year.

    The Stock Option Committee administers the Company's 1992 Stock Incentive Plan, as amended (the "Plan"), which task includes, among other things, granting and setting the terms of stock options and stock appreciation rights.

THE NOMINATING COMMITTEE

    The current members of the Nominating Committee are Dr. Leobardo F. Estrada and Samuel Zell. The Nominating Committee did not meet in fiscal 1993.

    The Nominating Committee recommends to the Board nominees for Board membership and makes recommendations as to Board policies concerning the selection, tenure and qualification of directors.

    The Nominating Committee reviews the qualifications of, among others, those persons recommended for nomination to the Board by stockholders. A stockholder suggesting a nominee to the Board should send the nominee's name, biographical material, beneficial ownership of the Company's stock and other relevant information in writing to the Secretary of the Company in a timely manner as set forth in the Company's By-laws, accompanied by a consent of such nominee to serve as a director if elected. Nominees must be willing to devote the time required to serve effectively as a director and as a member of one or more Board committees. In order to submit a nomination, a stockholder must be a holder of record on the date of such submission and on the record date for determining stockholders entitled to vote at the meeting at which the election will take place.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF COMPENSATION

    Table I sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years 1993, 1992 and 1991, of those persons who at any time during fiscal 1993 served as the chief executive officer, at the end of Fiscal 1993 were the four most highly compensated executive officers of the Company, and two other highly-compensated executive officers who were not serving as such at the close of fiscal 1993 (collectively, the "Named Executive Officers").

                                    TABLE I

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                           ANNUAL COMPENSATION                 COMPENSATION
                                                -----------------------------------------------------------
                                                                                 OTHER
           NAME AND                                                              ANNUAL                         ALL OTHER
          PRINCIPAL                               SALARY          BONUS       COMPENSATION       OPTIONS       COMPENSATION
           POSITION                  YEAR           ($)            ($)            ($)              (#)             ($)
D.L. Dworkin                         1993       856,409             0                0         1,000,000       1,477,664(1)
President & CEO                      1992             0             0                0                0                0
                                     1991             0             0                0                0                0
W.J. Podany                          1993       325,000             0                0           40,000           26,651(2)
EVP, Merchandising                   1992       305,208             0                0          110,000          156,836
                                     1991             0             0                0                0                0
G.J. Mathews                         1993       243,748             0                0          150,000          157,280(3)
EVP, Stores                          1992             0             0                0                0                0
                                     1991             0             0                0                0                0
P.A. Warren                          1993       224,166             0                0          150,000          186,373(4)
EVP, Merchandising                   1992             0             0                0                0                0
                                     1991             0             0                0                0                0
B.L. Fleming                         1993       275,000             0                0                0            4,594(5)
SVP, Accounting &                    1992       272,356             0                0           44,000           11,337
Taxes                                1991       250,000             0                0                0            4,350
FORMER EXECUTIVE OFFICERS
P.M. Hawley                          1993             0             0          126,438(6)             0                0
Former Chairman &                    1992       787,500(7)          0                0          480,000        1,750,960(8)
Chief                                1991       750,000             0                0                0            7,429
Executive Officer
E.J. Holman                          1993       466,667         7,088(9)             0          170,000            6,960(10)
Former Vice Chairman                 1992       393,750             0                0          130,000            6,682
& COO                                1991       350,000             0                0                0            6,139
L.G. Petersen                        1993       350,000         5,982(11)          241(12)            0            5,846(13)
Former EVP-CFO                       1992       337,500             0              568          110,000            5,846
                                     1993       250,000             0               76                0            4,475

- - ------------------------
(1) Includes a $1,000,000 sign-on bonus, a $375,000 bonus to compensate Mr. Dworkin for the loss of his bonus from his prior employment, $97,444 as compensation for relocation costs and $5,220 as the imputed value of life insurance benefits.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(2)   The  amount shown for 1993 includes $21,222 as compensation for relocation costs and $5,428  as the  imputed value  of life  insurance benefits.  The amount  shown  for  1992  includes a  $75,000  sign-on  bonus,  $76,860 as compensation for  relocation costs  and $4,976  as imputed  value of  life insurance benefits.
(3)   Includes  a $38,301 sign-on bonus, $115,963 as compensation for relocation costs and $3,016 as the imputed value of life insurance benefits.
(4)   Includes a $104,044 sign-on bonus, $79,313 as compensation for  relocation costs and $3,016 as the imputed value of life insurance benefits.
(5)   The   amounts  shown  for  1993  and   1991  include  $4,594  and  $4,350,
      respectively, as the imputed value of life insurance benefits. The  amount shown for 1992 includes $6,743 as the value of new stock and warrants from
      1987  restricted  stock grant  and  $4,594 as  the  imputed value  of life insurance benefits. Mr. Fleming left the employ of the Company on April 1,
      1994.
(6)   In connection with an agreement entered into in October 1992 regarding his cessation of activities as Chief  Executive Officer, Mr. Hawley agreed  to retire  as Chief Executive Officer as of December 31, 1992 and the Company
      agreed to pay him $2 million in full satisfaction of, among other  things,
      the   remaining  term  of  his  employment  agreement.  Pursuant  to  such agreement, the Company also agreed (i)  to provide Mr. Hawley with  office space  and secretarial  and ancillary office  services in  the Los Angeles area until December 31, 1994, and (ii) to reimburse Mr. Hawley for certain business expenses incurred by him. Mr. Hawley and the Company entered into an agreement dated as of December  31, 1992 under which Mr. Hawley  agreed to  continue to serve as Chairman of  the Board for an undetermined period of time after his cessation of  activities as Chief Executive Officer  and agreed  to  provide  certain  consulting  services  to  the  Company. This agreement  obligated  the  Company  to  make  six  quarterly  payments  of consulting  fees to Mr. Hawley  in the amount of  $41,666 each. The amount shown for 1993  reflects the  payment of  $83,332 in  consulting fees  and
      $37,690 in expenses related to the provision to Mr. Hawley of office space and secretarial and ancillary office services.
(7)   The  $2 million payment to Mr. Hawley referred to in note 6 above has been
      allocated  in  this  table  between  the  Salary  column  and  All   Other
      Compensation  column. The amount  shown in the  Salary column reflects the aggregate salary  Mr.  Hawley  earned  at  the  rate  provided  under  his employment  agreement from the  beginning of the  1992 fiscal year through
      October 15, 1992, plus that portion of the $2 million payment attributable to Mr. Hawley's agreeing to continue  to serve as Chief Executive  Officer from  October 15, 1992 through his retirement date. Subsequent to entering into the  October  agreement  referred  to above,  Mr.  Hawley  agreed  to continue  to perform the functions of  Chief Executive Officer through the end of the Company's fiscal year.
(8)   Of the  figure shown  for 1992,  $1,744,000 reflects  the portion  of  the
      $2,000,000   payment  received  by  Mr.  Hawley  in  connection  with  his retirement that was not allocated to  salary for fiscal 1992 as  described in  footnote 7. Of the figures shown  for all three years, $6,960 reflects payments made by the  Company on behalf of  Mr. Hawley for life  insurance benefits.  $469  and  $2,047  of  the amounts  shown  for  1991  and 1990, respectively, reflect registrant contributions to the 401(k) Plan.
(9)   1992 Annual Incentive Plan Award paid in April 1993.
(10)  Includes $6,960 and $6,682 as the imputed value of life insurance benefits for 1993 and 1992, respectively.
(11)  1992 Annual Incentive Plan Award paid in April 1993.
(12)  Preferential earnings on  deferred compensation  based at  rate of  10.16%
      (20% above Basic Rate of 7.16%).
(13)  Includes  $5,846 and as  the imputed value of  life insurance benefits for
      1993 and 1992. The  amount shown for 1991  includes $4,475 as the  imputed value of life insurance benefits and a $313 contribution to Mr. Petersen's account under the 401(k) Plan.

OPTION GRANTS IN LAST FISCAL YEAR

    Table II presents information regarding stock option grants made during fiscal 1993 to each of the Named Executive Officers pursuant to the Plan. No Stock Appreciation Rights ("SARs") were granted to any Named Executive Officer in fiscal 1993.

                                    TABLE II
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                        VALUE AT ASSUMED ANNUAL
                                --------------------------------------------------------      RATE OF STOCK PRICE
                                             PERCENT OF TOTAL                                  APPRECIATION FOR
                                OPTIONS/       OPTIONS/SARS       EXERCISE                        OPTION TERM
                                  SARS          GRANTED TO        OR BASE                   -----------------------
                                 GRANTED       EMPLOYEES IN        PRICE      EXPIRATION       5%           10%
            NAME                   (#)       FISCAL YEAR (%)      ($/SHARE)      DATE          ($)          ($)
D.L. Dworkin                    1,000,000            32.289         10.220     02/18/03     6,427,000    16,288,000
G.J. Matthews                     110,000             3.552         12.875     05/04/03       890,672     2,257,138
G.J. Matthews                      40,000             1.292         13.750     11/09/03       345,892       892,558
W.J. Podany                        40,000             1.292         13.375     11/09/03       336,440       852,640
P.A. Warren                       110,000             3.552         13.750     07/01/03       951,170     2,410,540
P.A. Warren                        40,000             1.292         13.375     11/09/03       336,440       852,640
FORMER EXECUTIVE OFFICERS
E.J. Holman(1)                    170,000             5.489%      $ 11.500     04/01/03     1,229,490     3,115,767

- - ------------------------
(1) Mr. Holman left the employ of the Company on October 22, 1993. At that time, he had 43,333 options that were exercisable until October 21, 1994; all of his unexercisable options were cancelled. As of fiscal year-end, he had 11,667 options that were exercisable.

OPTION EXERCISES AND YEAR-END VALUES

    Table III sets forth information regarding unexercised stock options held by each of the Named Executive Officers. The only Named Executive Officers to have exercised any stock options during fiscal 1993 were Messrs. Holman and Petersen, as set forth below.

                                   TABLE III
              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                             VALUE OF
                                                                                                           UNEXERCISED
                                                                            NUMBER OF                      IN-THE-MONEY
                                                                           UNEXERCISED                       OPTIONS
                                                                             OPTIONS                        AT FY-END
                                SHARES ACQUIRED       VALUE                 AT FY-END              ----------------------------
                                  ON EXERCISE       REALIZED      -----------------------------    EXERCISABLE    UNEXERCISABLE
            NAME                      (#)              ($)        EXERCISABLE     UNEXERCISABLE        ($)             ($)
D.L. Dworkin                              0             0          333,333            666,667            0               0
W.J. Podany                               0             0           36,667            113,333            0               0
G.J. Mathews                              0             0                0            150,000            0               0
P.A. Warren                               0             0                0            150,000            0               0
B.L. Fleming                              0             0           14,667             29,333            0               0
FORMER EXECUTIVE OFFICERS
P.M. Hawley                               0             0          480,000              4,800            0               0
E.J. Holman                          31,666        $127,822.23      11,667(1)               0            0               0
L.G. Petersen                        36,667        $138,959.76           0                  0            0               0

- - ------------------------
(1)   These options will expire on October 21, 1994.

PENSION AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

    All employees, other than employees covered by pension plans of applicable labor unions, are eligible to participate in the Company's pension plan (the "Pension Plan"). As of the Record Date, approximately 16,500 employees were eligible to participate. The Company makes contributions to the Pension Plan based upon the funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Such contributions are held by Bankers Trust Company, which acts as trustee of the Pension Plan.

    Benefits under the Pension Plan are based on a percentage of each participant's yearly total of salary and bonus (collectively, "earnings"). In general, every year, each participant earns a "Benefit" that equals 1% of such participant's total earnings plus an additional 1/2% of such participant's earnings that exceed the social security wage base. Benefits are added yearly and become fully vested after five years of service. In general, upon a participant's retirement at or after age 65, such participant shall be entitled to receive monthly payments under the Pension Plan. Such monthly payments are calculated on a straight life annuity basis and shall equal 1/12th of the aggregate of all Benefits earned during employment. Participants who retire after attaining age 55 but before attaining age 65 and after having accumulated 15 years of service with the Company shall be entitled to reduced payments under the Pension Plan if they elect to receive such payments before age 65.

    Table IV sets forth total benefits payable to executive employees, including the Named Executive Officers, who participate in the Company's Supplemental Executive Retirement Plan (the "SERP"). Amounts shown represent the aggregate amounts to which such employees are entitled under both the Pension Plan and the SERP, but do not reflect the deduction of 50% of social security benefits that such employees will receive on retirement. Benefits are reduced if payments begin prior to age 62.

                                    TABLE IV
                               PENSION PLAN TABLE

               AVERAGE                              YEARS OF SERVICE
        ANNUAL COMPENSATION*              15         20         25         30
$ 100,000............................  $  22,500  $  30,000  $  37,500  $  45,000
$ 200,000............................  $  45,000  $  60,000  $  75,000  $  90,000
$ 300,000............................
$  67,500  $  90,000  $ 112,500  $ 135,000
$ 400,000............................  $  90,000  $ 120,000  $ 150,000  $ 180,000
$ 500,000............................  $ 112,500  $ 150,000  $ 187,500  $ 225,000
$ 600,000............................  $ 135,000  $ 180,000  $ 225,000  $ 270,000
$ 700,000............................  $ 157,500  $ 210,000  $ 262,500  $ 315,000
$ 800,000............................  $ 180,000  $ 240,000  $ 300,000  $ 360,000
$ 900,000............................  $ 202,500  $ 270,000  $ 337,500  $ 405,000
$1,000,000...........................  $ 225,000  $ 300,000  $ 375,000  $ 450,000
$1,100,000...........................  $ 247,500  $ 330,000  $ 412,500  $ 495,000
$1,200,000...........................  $ 270,000  $ 360,000  $ 450,000  $ 540,000

- - ------------------------------
* Annual compensation consists of all amounts received under the categories salary and bonus as shown in Table I.

    Employees whose annual base salary is $100,000 or more, or certain employees who had achieved SERP eligibility prior to the Company's reorganization, may also participate in the SERP. The threshold annual base salary rate is indexed and adjusted annually to the rate of increase in the social security wage base. The SERP presently covers approximately 150 executive employees. SERP benefits are based on a percentage of average earnings for the five highest of the final ten years' employment, less 50% of age 65 social security benefits and less Benefits paid under the Pension Plan and certain supplemental amounts which may be payable under certain individual employment contracts. Benefits generally are computed on a straight life annuity basis. However, certain executives have individual employment contracts that provide for supplemental payments, the benefits of which are computed on a life annuity basis with a two-thirds benefit to a surviving spouse. Except in the case of certain executives with special provisions in their employment agreements, participants are entitled to receive SERP benefits only upon (i) attaining age 55 and having accumulated 15 years of service with the Company or (ii) attaining age 65 and having accumulated five years of service with the Company.

    Messrs. Dworkin, Podany, Mathews and Fleming and Ms. Warren, respectively, have 1, 2.1, 0.9, 20 and 0.8 years of credited service under the Pension Plan and the SERP.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company receive an annual retainer of $22,000 plus $750 for each Board or committee meeting attended. Directors are also eligible to receive stock option grants under the Plan.

    Non-employee directors who do not have any vested interest in the SERP or the Pension Plan may receive benefits under the Company's Retirement Plan for Non-Employee Directors. Under such plan, upon retirement, each eligible director shall receive monthly payments equal to 1/12 of the annual retainer in effect at the time of retirement. Such payments shall continue for a period of months equal to the number of months the director receiving the payments served, but shall cease upon such director's death. To be eligible for benefits under this plan, a director must have served for a minimum of 36 months. Notwithstanding the foregoing, if a director retires on or after attainment of age 72, such director shall receive retirement payments for a minimum period of 60 months or until death. No director who is terminated for cause shall be entitled to any benefits under this plan.

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS AND CERTAIN TRANSACTIONS

    EMPLOYMENT AGREEMENT WITH MR. DWORKIN. As of March 24, 1993, the Company entered into an agreement with David L. Dworkin whereby Mr. Dworkin has agreed to serve as the Company's President and Chief Executive Officer for a term of three years. He received a $1,000,000 bonus upon commencing his duties as Chief Executive Officer on March 24, 1993. Under such agreement Mr. Dworkin receives an annual base salary of $1,000,000 and a guaranteed bonus of at least $400,000 payable in April 1994 and at least $300,000 payable in April 1995. Upon commencing his duties as Chief Executive Officer. Mr. Dworkin also received $375,000 as compensation for the loss of his bonus from his prior employer plus relocation and interim housing expenses associated with his moving from London to Southern California, which expenses were paid for in such a manner that Mr. Dworkin was not attributed any taxable income or paid as taxable income to Mr. Dworkin in a sufficient gross amount such that after payment of applicable taxes Mr. Dworkin will have been reimbursed for all appropriate expenses associated with relocation. Mr. Dworkin was also afforded an opportunity to invest $250,000 in Zell/Chilmark on the same terms as its general partners at any time on or before August 15, 1993. He did not make such an investment.

    Additionally, the Company paid the legal fees incurred by Mr. Dworkin in connection with Mr. Dworkin's severance of his employment arrangement with his prior employer, British Home Stores, and with the negotiations regarding his employment arrangement with the Company. Mr. Dworkin's brother-in-law acted as Mr. Dworkin's attorney with respect to these transactions. The legal fees of Mr. Dworkin's brother-in-law for serving as such were $150,000.

    Such agreement also provided for the granting to Mr. Dworkin of options to purchase 1,000,000 shares of Common Stock under the Plan. On February 18, 1993, the Stock Option Committee granted Mr. Dworkin nonqualified stock options to purchase 1,000,000 shares of Common Stock. Options with respect to 333,333 shares of Common Stock became vested on each of March 24, 1993 and March 24, 1994, respectively. The remaining 333,334 options will vest on March 24, 1995. The exercise price of all options granted is $10.22 per share. In addition to the terms provided in the Plan, in the event that Mr. Dworkin is involuntarily terminated or there occurs a "change-in-control," as defined below, all of Mr. Dworkin's options will become immediately exercisable. For purposes of the immediately preceding sentence, a "change-in-control" occurs if (i) the nominees or designees of Zell/Chilmark cease to compose a majority of the Board, (ii) certain changes in the Company's senior management occur, (iii) Zell/Chilmark ceases to own 36% of the outstanding shares of the Company's voting stock, or
(iv) the Company ceases to own all of the outstanding shares of CHH Receivables, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company. Mr. Dworkin will have 90 days to exercise the options that vest as a result of his involuntary termination or any of the events described in clauses (i) through
(iv) above.

    Because Mr. Dworkin has served as President and Chief Executive Officer of the Company for at least one year, pursuant to his contract, upon retirement he will be guaranteed benefits under the SERP, as defined below. The amount to which he will be entitled will be determined based on the number of years that he serves. If he is involuntarily terminated or if there occurs a change-in-control as defined in the preceding paragraph, he will receive two years' salary as a termination benefit. The Company's obligations under Mr. Dworkin's agreement are guaranteed by Zell/Chilmark.

    EMPLOYMENT AND TERMINATION AGREEMENTS WITH  NAMED EXECUTIVE OFFICERS.   Each
of the Named Executive Officers has entered into employment agreements with the Company.

    William J. Podany and Brian L. Fleming are parties to agreements with the Company providing for three-year terms of employment that commenced July 21, 1992. Their annual base salaries are $325,000 and $275,000, respectively. Gerald
J. Mathews and Patricia A. Warren are parties to agreements with the Company providing for three-year terms of employment that commenced on May 3, 1993 and May 24, 1993, respectively. Their annual base salaries are $325,000. Mr. Mathews' contract provided for a net after tax signing bonus of $25,000.

    Prior to his retirement as Chairman of the Board and Chief Executive Officer, Philip M. Hawley was party to an Assumption & Amendment to Employment Agreement (the "Assumption Agreement") under which he was to serve as Chief Executive Officer until July 20, 1995. Under the Assumption Agreement, Mr.
Hawley's annual base salary was $750,000. The Assumption Agreement was terminated by this agreement upon Mr. Hawley's retirement on December 31, 1992. See footnotes 6, 7 and 8 to Table I.

    Edwin J. Holman, the Company's former Vice Chairman and Chief Operating Officer, was party to an agreement with the Company providing for a three-year term of employment that commenced July 21, 1992.

As of April 1, 1993, his annual base salary was increased from $400,000 to $480,000. Mr. Holman's employment agreement guaranteed him receipt of SERP retirement benefits if he was terminated without cause. Larry G. Petersen, the Company's former Executive Vice President and Chief Financial Officer, was party to an employment agreement with the Company that provided for a three-year term of employment that commenced July 21, 1992. Under this agreement, Mr. Petersen's base salary was $350,000. Messrs. Holman and Petersen left the Company in October 1993. Pursuant to the terms of their employment agreements, the Company will continue to pay base salaries to Messrs. Holman and Petersen through the term of such agreements to the extent they do not receive compensation for services from other sources.

    CHANGE-IN-CONTROL ARRANGEMENTS. The Plan enables the Company to grant stock options and SARs to certain key employees, officers, directors and consultants. Under the Plan, upon the occurrence of a "Change of Control," as defined therein, all outstanding options shall become immediately exercisable except as otherwise provided in any option holder's "Award Agreement," as defined in the Plan, with respect to such holder's options. See "Employment Agreement with Mr. Dworkin" for a discussion of change-in-control arrangements between Mr. Dworkin and the Company.

    CERTAIN TRANSACTIONS. In January 1994, the Company extended a three-year loan in the principal amount of $100,000 to Robert J. Lambert, Executive Vice President, Human Resources, to assist Mr. Lambert in the purchase of a home in the Southern California area. So long as Mr. Lambert remains employed by the Company, the loan does not bear interest (on a net tax free basis to Mr. Lambert) and the principal amount of the loan is forgiven based on daily amortization over its three-year term. In the event Mr. Lambert voluntarily leaves the Company or is terminated with cause, the remaining principal balance of the loan will begin to accrue interest at the prime rate as published in the Wall Street Journal and such remaining principal will become due and payable in 30 days. In the event Mr. Lambert is terminated without cause, the remaining principal balance of the loan on the date of such termination will be forgiven.

                      REPORT ON REPRICING OF OPTIONS/SARS

    On July 1, 1993, the Stock Option Committee cancelled options that had previously been granted to certain associates and executive officers with exercise prices of ranging from $15.625 to $16.125 per share (representing the market price of the Common Stock on the date such options were initially granted), and granted an identical number of new options with identical terms and vesting periods (the "New Options") to these persons with an exercise price of $13.75, the offering price per share of Common Stock offered to the public in the Company's equity offering that was completed in July 1993 (the "Equity
Offering"). On July 1, 1993, the last reported sale price per share of the Common Stock, as reported on the NYSE, was $13.75.

    The Stock Option Committee took this action so that these key associates and executive officers would have options at a price that was in line with that paid by purchasers in the Equity Offering. The original option grants to these individuals occurred in the period from late May through June, 1993, during which time the price of the Company's Common Stock temporarily surged near its 52-week high. Because stock options are priced at or above the prevailing trading price of the Common Stock on the grant date, the exercise prices of the options granted to these individuals were relatively high. Because the Stock Option Committee believed that the relatively high-priced options would not provide the intended incentives to these individuals, the committee decided to replace those options with options that had an exercise price equal to the price per share in the Equity Offering.

    On December 2, 1993, the Board formally approved the Stock Option Committee's previous recommendation to restate the Company's 1992 Stock Incentive Plan, as amended, to eliminate the automatic four percent annual increase in the exercise price of certain options issued thereunder. As of October 8, 1993, the exercise price of certain options (the "Effective Date Options") granted to certain employees effective as of October 8, 1992, the date the Company emerged from bankruptcy (the "Effective Date"), would have automatically increased by four percent from $10.22 to $10.63 under the existing language of the Plan. Because the provisions in the Plan providing for this automatic increase in the exercise price of the Effective Date Options were not consistent with the original intent of the Board and the Stock Option Committee that the Plan not provide for variable options, the Board and the Stock Option Committee adopted a restatement of the Plan to eliminate the automatic increase feature. See "Approval of the Restatement of the 1992 Stock Incentive Plan." In addition, on December 2, 1993, the Stock Option Committee formally approved amendments to the option agreements of certain other executive officers pertaining to certain stock options other than Effective Date Options eliminating automatic exercise price escalation provisions similar to those prescribed in the existing language of the Plan for Effective Date Options.

    The following table summarizes all repricings of options or SARs held by any executive officer of the Company during the last ten fiscal years. Although it is not clear that the restatement of the Plan and the amendment of the other stock option agreements to reflect the original intent of the Board and the Stock Option Committee constitute a repricing within the meaning of the applicable rules of the Securities and Exchange Commission ("SEC"), the Company has prepared the following table as if the restatement of the Plan and the amendment of such stock option agreements constituted such a repricing.

                                    TABLE V
                         TEN-YEAR OPTION/SAR REPRICINGS

                                                  NUMBER OF                                            LENGTH OF
                                                 SECURITIES    MARKET PRICE     EXERCISE                ORIGINAL
                                                 UNDERLYING     OF STOCK AT     PRICE AT              OPTION TERM
                                                OPTIONS/ SARS     TIME OF       TIME OF       NEW     REMAINING AT
                                                  REPRICED     REPRICING OR   REPRICING OR  EXERCISE    DATE OF
                                                 OR AMENDED      AMENDMENT     AMENDMENT     PRICE    REPRICING OR
           NAME                    DATE              (#)            ($)           ($)         ($)      AMENDMENT
E. Garofolo                  July 1, 1993            110,000         13.75        15.625       13.75     9.8 years
  EVP, Marketing & Sales
   Promotion
P. Warren                    July 1, 1993            110,000         13.75        15.625       13.75     9.8 years
  EVP, Merchandising,
   Women's Apparel
W.J. Podany                  December 2, 1993        110,000         11.75        10.63        10.22     8.8 years
  EVP, Merchandising, Home,
   Men's and Cosmetics
R.M. Menar                   December 2, 1993         40,000         11.75        10.63        10.22     8.8 years
  EVP, Logistics and
   Information Services
B.L. Fleming(1)              December 2, 1993         44,000         11.75        10.63        10.22     8.8 years
  SVP, Accounting & Taxes
P.M. Hawley                  December 2, 1993        480,000         11.75        10.63        10.22     8.8 years
  Former Chairman & CEO
E.J. Holman                  December 2, 1993         43,333         11.75        10.63        10.22     8.8 years
  Former Vice Chairman &
   COO
L.G. Petersen                December 2, 1993         36,666         11.75        10.63        10.22     8.8 years
  Former EVP-CFO
D.L. Dworkin                 December 2, 1993      1,000,000         11.75        10.22        10.22     9.3 years
  President & CEO
G.J. Mathews                 December 2, 1993        110,000         11.75        12.75        12.75     9.4 years
  EVP, Stores
M.E. Bercoon                 December 2, 1993         20,000         11.75        11.00        11.00     9.1 years
  SVP, General Counsel &
   Secretary

- - ------------------------------
(1)   Mr. Fleming left the employ of the Company on April 1, 1994.

STOCK OPTION COMMITTEE
OF THE BOARD OF DIRECTORS
- - ----------------------------------------------
Samuel Zell (Chairman)
David M. Schulte

                      REPORT OF THE COMPENSATION COMMITTEE
                         AND THE STOCK OPTION COMMITTEE

    The Compensation Committee is responsible for setting the terms of and reviewing the compensation of the Company's officers and key employees. The Stock Option Committee is responsible for administering the Amended Plan, which plays an important role in the compensation of the Company's key employees. The Compensation Committee and the Stock Option Committee are collectively referred to herein as the "Committees."

COMPENSATION OF MR. DWORKIN

    In March of 1993, Mr. Dworkin assumed the position of Chief Executive Officer of the Company pursuant to an agreement under which Mr. Dworkin received a $1,000,000 signing bonus, $375,000 as compensation for the loss of his bonus from his prior employer, an annual base salary of $1,000,000 for a term of three years, guaranteed bonuses of at least $400,000 payable in April 1994 and $300,000 payable in April 1995 and other benefits. In addition, Mr. Dworkin was granted options to purchase 1,000,000 shares of Common Stock. See "Employment and Change-in-Control Arrangements Employment Agreement with Mr. Dworkin." The Compensation Committee believes that this compensation package was necessary (i) to provide Mr. Dworkin with a sufficiently attractive compensation package compared to those available to him including that available to him at his previous position at Storehouse PLC, and (ii) to provide him with significant incentives to improve the Company's performance. The three-year term, salary level and other benefits are commensurate with the Compensation Committee's belief that Mr. Dworkin, who has a proven record with retail firms undergoing reorganization, will be a strong leader.

CURRENT COMPENSATION PHILOSOPHY

    The attraction and retention of highly competent and motivated executives is an important objective of the Company's compensation practices. The Committees believe they can achieve this goal by providing top employees with competitive salaries, offering bonuses to reward the achievement of Company goals, such as specified earnings levels, and providing long-term incentives through stock options, which give executives an opportunity to share in the Company's success as reflected by increases in its stock price.

    BASE SALARY AND BONUS. The Compensation Committee plays a significant role with respect to officers' compensation by setting the bonuses of the Company's officers. In the upcoming year, the Compensation Committee will award such bonuses based on the Company's success. One measure of the Company's success will be management's ability to achieve specified earnings levels. The Compensation Committee has commissioned Management to make recommendations to refine a new annual incentive plan. Management has retained an independent consultant to assist the Company in this process. Throughout the coming year the Compensation Committee will additionally focus on setting the terms of compensation for new top level employees. In determining competitive salaries for such individuals, the Compensation Committee will compare the salaries offered by the Company to those provided by other entities competing for similarly-skilled executives. In the past when setting executive compensation, the Company has looked to the Hay Retail Industry Senior Executive Total Remuneration Survey, a report that compares various compensation components for participating retail companies. The Hay survey or an equivalent survey is expected to be a continued reference for the Compensation Committee.

    In light of the fact that the Company emerged from its Bankruptcy proceeding in October 1992, the Committee has found it necessary to deviate from some of its philosophy on compensation in order to attract the key executives Mr.
Dworkin feels are necessary to lead the Company back to profitability. Accordingly, in certain cases, signing bonuses were granted to attract executives who would be foregoing a bonus at their previous job or, in some cases, to compensate the executive for the relatively high cost of housing in the Los Angeles area. Management has advised the Committee that all of these positions have now been filled.

    INCENTIVE COMPENSATION. The Plan provides an incentive for key employees, directors and consultants of the Company to increase stockholder value by aligning their own interests with those of the Company's stockholders. Because the exercise price of stock options granted under the Plan may not be set at less than market value, participants will not realize value on such options unless the Company's stock price increases.

Under the Plan, the Stock Option Committee determines who shall be granted options and sets the terms of option grants. The Stock Option Committee intends to make future grants to those employees who make or who because of their positions are expected to make material contributions to the Company's success and demonstrate effective management skills. Accordingly, future grants to key employees are expected to be in similar ranges for new hires of similar status.

PHILOSOPHY ON THE DEDUCTIBILITY OF COMPENSATION

    The Compensation Committee designs its compensation arrangements to provide competitive levels of compensation that align compensation with the Company's annual and long-term performance goals, reward strong performance, recognize individual achievement and assist the Company in attracting and retaining qualified executives, and in this way, achieve the best returns for the Company's stockholders.

    Under tax legislation enacted during 1993, beginning in 1994, the amount of compensation paid to or accrued for the Chief Executive Officer and the four other most highly compensated Executive Officers which may be deductible by the Company for federal income tax purposes is limited to $1,000,000 per person per year, except that compensation which is performance-based will be excluded for purposes of calculating the amount of deductible compensation. The Internal Revenue Service has proposed regulations to implement this legislation, but they have not been finalized.

    As stated above, the Compensation Committee designs its compensation arrangements to achieve various objectives and, to the extent these objectives can be achieved in a manner which maximizes the deductibility of compensation paid by the Company, it will seek to do so.

    The Compensation Committee will continue to strive to achieve its compensation objectives in a manner which causes the incentive compensation paid to the Company's executive officers to be fully deductible and will consider possible changes to the Company's compensation policies when final regulations are issued.

COMPENSATION COMMITTEE            STOCK OPTION COMMITTEE
OF THE BOARD OF DIRECTORS         OF THE BOARD OF DIRECTORS
- - ------------------------------    ------------------------------
David M. Schulte (Chairman)       Samuel Zell (Chairman)
Terry Savage                      David M. Schulte
Robert M. Solow
Dennis C Stanfill

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Stock Option Committee administers the Plan. The members of the Stock Option Committee are David Schulte and Samuel Zell.

    Mr. Schulte is the sole shareholder of one of two partners of the sole general partner of ZC Limited, the sole general partner of Zell/Chilmark, which currently owns 24,800,866 shares of Common Stock, or 54.4% of the shares of Common Stock outstanding.

    Mr. Zell is the trustee and beneficiary of a trust that is the sole shareholder of one of two partners of the sole general partner of ZC Limited, the sole general partner of Zell/Chilmark, which currently owns 24,800,866 shares of Common Stock, or 54.4% of the shares of Common Stock outstanding.

                            STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total shareholder return of the Company, based on share price (the Company did not grant any dividends during the period shown), with the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Retail Stores Composite Index. Except as set forth in the next sentence, the graph assumes $100 invested on July 31, 1988 in the Company's Old Common Stock (as defined below) and each of the other indices. Because of the change in the Company's capital structure upon emergence from bankruptcy on October 8,

1992 (the "Effective Date"), for periods subsequent to the Effective Date the graph assumes $100 invested on the Effective Date in the Company's Common Stock and each of the other indices. Effective as of the Effective Date and pursuant to the Reorganization Plan, holders of the Company's common stock, par value $.01 per share, outstanding prior to the effectiveness of the Reorganization Plan (the "Old Common Stock") received .081 shares of Common Stock in exchange for each share of Old Common Stock. Additionally, certain unsecured creditors of the Company received .046 shares of Common Stock for each $1.00 of allowed claims against the Company.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
CARTER HAWLEY HALE STORES, INC., S&P 500 INDEX, AND S&P RETAIL STORES COMPOSITE

                          INDEXED / CUMULATIVE RETURNS

                                                     BASE
                                                    PERIOD        RETURN       RETURN       RETURN       RETURN       RETURN
             COMPANY / INDEX NAME                  JULY 1988     JULY 1989    JULY 1990    JAN. 1991    JAN. 1992    SEP. 1992
- - -----------------------------------------------  -------------  -----------  -----------  -----------  -----------  -----------
CARTER HAWLEY HALE STORES                                100        140.74        51.85        29.63        17.28        12.35
RETAIL STORES-COMPOSITE                                  100        139.25       153.95       153.70       214.76       230.61
S&P 500 INDEX                                            100        131.93       140.51       138.25       169.63       177.10

                                                   BASE
                                                  PERIOD         RETURN       RETURN
            COMPANY / INDEX NAME               OCT. 9, 1992     JAN. 1993    JAN. 1994
- - --------------------------------------------  ---------------  -----------  -----------
CARTER HAWLEY HALE STORES                              100         151.92       150.00
RETAIL STORES-COMPOSITE                                100         114.15       110.02
S&P 500 INDEX                                          100         109.73       123.86

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership of such equity securities with the SEC and NYSE. Directors, officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The following information is based solely upon a review of copies of such Forms 3, 4 and 5 that have been furnished to the Company, or, in the case of Forms 5, written representations that no Forms 5 were required.

    The Company believes that the following current officers of the Company failed to file a Form 3 in connection with their becoming executive officers of the Company within the meaning of Section 16 of the Exchange Act within the time period required: (i) Mr. Gerald J. Mathews, Executive Vice President, Stores, filed a Form 3 on January 31, 1994, although such form was due on May 13, 1993,
(ii) Ms. Elayne M. Garofolo, Executive Vice President, Marketing and Sales Promotion, filed a Form 3 on January 31, 1994, although such form was due on June 4, 1993, (iii) Ms. Patricia A. Warren, Executive Vice President, Merchandising, Women's Apparel, filed a Form 3 on January 31, 1994, although such form was due on June 4, 1993, (iv) Mr. William J. Podany, Executive Vice President, Merchandising, Home, Men's and Cosmetics, filed a Form 3 on January 31, 1994, although such form was due on April 10, 1993, (v) Mr. Robert J. Lambert, Executive Vice President, Human Resources, filed a Form 3 on February 1, 1994, although such form was due on January 13, 1993, and (vi) Mr. Robert M. Menar, Executive Vice President, Logistics and Information Services, filed a Form 3 on January 31, 1994, although such form was due on November 11, 1993. The Company believes that the following officers of the Company failed to file a Form 5 with respect to grants of options to purchase Common Stock: (i) Mr. Brian
L. Fleming, Senior Vice President, Accounting and Taxes, failed to file a Form 5 with respect to a grant made on October 8, 1992 of options to purchase 44,000 shares of Common Stock, and (ii) Mr. Marc E. Bercoon, Senior Vice President, General Counsel and Secretary, failed to file a Form 5 with respect to grants of options to purchase 30,000 shares of Common Stock. The Company believes that Mr. Estrada, Mr. Solow and Mr. Petersen, each of whom is a current director of the Company, each failed to file a Form 5 with respect to a grant of options to purchase 10,000 shares of Common Stock made on November 9, 1992.

    Mr. Petersen filed his Form 5 on April 25, 1994, Messrs. Estrada and Bercoon filed their Forms 5 on April 27, 1994, and Messrs. Solow and Fleming have advised the Company that they plan to make their respective filings prior to the Annual Meeting.

              APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S
           AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN ORDER TO CHANGE THE NAME OF THE COMPANY TO BROADWAY STORES, INC.

    The Board recommends to the shareholders that the Company's Amended and Restated Certificate of Incorporation be amended to change the name of the Company to "Broadway Stores, Inc."

    The Board believes that the name "Broadway Stores, Inc." more accurately identifies its operating business, as 52 of its 83 stores presently operate under the "Broadway" name, and will be more recognizable by the Company's customers and the general public. No stores are operated under the Company's current name. There will be relatively little cost associated with the change. Virtually no advertising will be required.

    If the amendment to the Amended and Restated Certificate of Incorporation is approved, the Company will use the name "Broadway Stores, Inc." in its business operations and the Common Stock of the Company will trade on the NYSE under the symbol "BWY."

          APPROVAL OF THE RESTATEMENT OF THE 1992 STOCK INCENTIVE PLAN

    The Plan was initially adopted in connection the approval by the Company's creditors and stockholders of the Company's plan of reorganization upon emergence from bankruptcy. As initially adopted, the Plan provided that the exercise price of the Effective Date Options would automatically increase by four percent on each anniversary of the Effective Date. The provisions in the Plan providing for this automatic increase in the exercise price of the Effective Date Options, however, were not consistent with the original intent of the Board and the Stock Option Committee that the Plan not provide for variable options. Consequently, the Board and the Stock Option Committee have adopted a restatement of the Plan to eliminate the automatic increase feature.

    Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board will be voted FOR the approval of the restatement of the Plan in the absence of contrary specifications.

    The table below reflects the number of affected Effective Date Options and the dollar value of the change in exercise price as a result of the restatement of the Plan as described above for each of the Named Executive Officers, all of its current executive officers as a group, all current directors that are not currently executive officers and all other current employees other than current executive officers.

                           IMPACT OF PLAN RESTATEMENT

                                                                                       NUMBER OF SHARES
                                                                                          UNDERLYING
                                                                     DOLLAR VALUE OF    EFFECTIVE DATE
NAME AND POSITION                                                    RESTATEMENT($)(1)      OPTIONS
- - -------------------------------------------------------------------  ----------------  -----------------
D.L. Dworkin
 President & CEO                                                                   0                0
W.J. Podany
 EVP, Merchandising                                                           45,100          110,000
G.J. Mathews
 EVP, Stores                                                                       0                0
P.A. Warren
 EVP, Merchandising                                                                0                0
P.M. Hawley
 Former Chairman & CEO                                                       196,800          480,000
E.J. Holman
 Former Vice Chairman & COO                                                    4,783           11,666
L.G. Petersen
 Former EVP-CFO                                                               15,033           36,666
B.L. Fleming(2)
 SVP, Accounting & Taxes                                                       6,013           14,666
All Current Executive Officers as a Group (9 persons)                         61,910          151,000
All Current Non-Employee Directors as a Group (9 persons)                          0                0
All Employees, including current Officers who are not Executive
 Officers, as a Group (94 persons)                                           344,400          840,000

- - ------------------------
(1) Dollar value determined based on the difference between the exercise price of the Effective Date Options after giving effect to the restatement of the Plan to eliminate the exercise price escalation feature and the exercise price as adjusted in accordance with the exercise price escalation provisions as of the first anniversary of the Effective Date.
(2)  Mr. Fleming left the employ of the Company on April 1, 1994.

DESCRIPTION OF THE PLAN

    The following summary of the Plan is qualified in its entirety by the full text of the Plan as restated, a copy of which has been filed with the SEC as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 1994.

    The Plan provides for the issuance to key employees, directors and consultants of stock options ("Options") to purchase shares of Common Stock and SARs entitling the holder thereof, upon exercise, to receive some or all of the increase in value of the shares of Common Stock subject thereto. (Awards of either Options or SARs or both shall be referred to hereinafter as "Awards" and the agreements pursuant to which they are granted shall be referred to as "Award Agreements").

    Recipients of Awards must enter into Award Agreements with the Company in such forms as the Stock Option Committee determines, setting forth, among other things, the exercise price, the term of the Award and provisions regarding the exercisability of the Award.

    Options granted under the Plan shall constitute either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("ISOs") or "nonqualified stock options" ("NQSOs"). All Options granted to non-employee directors and consultants will constitute NQSOs. The Board believes that the Plan provides the Company with the necessary flexibility to attract, retain and motivate key employees, officers, directors and consultants of the Company by providing such key employees, officers, directors and consultants with incentives which are linked directly to increases in stockholder value.

    The Plan is administered by the Stock Option Committee of the Board, which must consist of no fewer than two directors, none of whom may be employees of the Company and each of whom serves at the discretion of the Board. The Stock Option Committee has full power to administer and to make all determinations it deems necessary or advisable for the proper administration of the Plan, including, without limitation, the power to select the key employees, officers, consultants and directors to whom Awards will be granted and the number of Awards to be granted to such key employees, officers, consultants and directors. The Stock Option Committee is also authorized to interpret the Plan and may at any time adopt such rules and regulations it deems advisable.

    Options awarded pursuant to the Plan may vest at such times and may be exercised at such exercise prices (which must be equal to at least the fair market value of the shares subject to such Options on the date of grant) specified by the Stock Option Committee, in its discretion, at the time of grant. Upon the retirement of an employee participant at or after age 62, Disability of a participant (as defined in the Plan) or death of a participant, any Options held by such participants shall become immediately and fully exercisable (unless such participant's Award Agreement provides otherwise).

    The exercise price of an Option may be paid in full in cash, by certified or cashier's check, or in shares of Common Stock previously owned or issuable upon exercise of such Option or in a combination of cash and Common Stock.

    In the event of voluntary termination on or after an employee participant's Early Retirement Age (as defined in the Plan), the participant shall be entitled to exercise Options which are exercisable on the date of such termination for a maximum period of one year from such termination. Participants who are terminated due to job elimination or for any reason other than for cause shall be entitled to exercise Options which are exercisable on the date of such termination for a maximum period of one year from such termination. Participants who become Disabled (as defined in the Plan) or the estates of participants who die while in possession of Options shall be entitled to exercise all Options for a maximum period of three years from such Disability or death. Employee participants who retire at or after age 62 may exercise all Options therefore granted in accordance with the terms of their Award Agreements. Participants who are involuntarily terminated for Cause (as defined in the Plan) shall forfeit all outstanding Options. In the event of a participant's termination under any other circumstances, Options shall remain exercisable for a maximum period of 90 days from such termination. Notwithstanding the foregoing, the Stock Option Committee is authorized to accelerate the exercisability of any Options at any time.

    The Effective Date Options constitute NQSOs and vest in equal one-third increments on the first, second and third anniversaries of the Effective Date and cease to be exercisable 10 years from the Effective Date of grant or earlier in certain circumstances. Under the original terms of the Plan, the exercise price for Effective Date Options was equal to $10.22 per share, increased and compounded annually by 4% for each full year elapsed between the Effective Date and the date of exercise of an Effective Date Option. Under the terms of the Plan as restated, the exercise price of the Effective Date Options will remain fixed at $10.22 per share.

    Under  the  Plan, the  Stock Option  Committee is  authorized to  grant SARs either alone ("Unrelated SARs") or in tandem with the grant of an Option ("Related SARs") with respect to some or all of the shares covered by such
Option (a "Tandem Option"). Upon the exercise of a Related SAR, the Tandem Option shall cease to be exercisable to the extent of the shares with respect to which the Related SAR is exercised. Upon the exercise of a Tandem Option, the Related SAR shall cease to be exercisable to the extent of the shares with respect to which the Tandem Option was exercised. Related SARs shall be exercisable at the same times and exercise price as the Tandem Options. The exercise price per share of an Unrelated SAR shall be determined by the Stock Option Committee, in its discretion, but shall be equal to at least the fair market value of the Common Stock underlying the Unrelated SAR on the date of grant. Upon the exercise of an SAR, a participant shall be entitled, at his election, to shares of Common Stock, cash or a combination thereof, equal in value to the excess of the fair market value of the shares of Common Stock with respect to which the SAR is exercised over the aggregate exercise price with respect to such shares under the SAR, provided that the Stock Option Committee shall have sole discretion to consent to or disapprove of an election to receive cash in whole or in part by an individual subject to the reporting requirements under Section 16(a) of the Exchange Act.

    The Board may terminate, suspend, amend or modify the Plan at any time, but without the consent of any adversely affected participant, such termination, suspension or modification shall not affect any Awards outstanding under the Plan. The Board may amend the Plan, but may not, without the approval of the holders of Common Stock, make any amendment which would, in accordance with the principles of Rule 16b-3 promulgated under the Exchange Act, require the approval of the holders of Common Stock issued and outstanding.

    Upon the occurrence of certain events, including a reclassification, recapitalization, reorganization, spin-off, stock dividend, sale of assets, merger, or other similar transactions, the Stock Option Committee may, in its discretion, provide that (i) all outstanding Awards shall become immediately exercisable, (ii) the number of shares of Common Stock available for Awards or, covered by outstanding Awards, and the exercise price per share thereof, shall be proportionately adjusted, (iii) each Award shall be converted into an Award entitling the holder thereof upon exercise to receive the shares of stock, other securities, property, or cash receivable by a holder of the number of shares of Common Stock which would be receivable by such holder upon the exercise of such Award immediately prior to the transaction, (iv) in certain cases, each outstanding Award shall be cancelled in exchange for a cash payment, or (v) in certain cases, outstanding Awards shall become immediately exercisable and terminate as of a specified date.

    For purposes of the Plan, a "Change in Control" of the Company shall be deemed to have occurred, generally, if (i) any person other than the Company, certain of its affiliates or Zell/Chilmark acquires beneficial ownership of more than 30% of the combined voting power of the Company and more than the percentage of combined voting power owned by Zell/Chilmark, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose nomination was approved by such Board members cease for any reason to constitute a majority of the Board, provided that if Zell/Chilmark beneficially owns at least 30% of the combined voting power of the Company during such entire period, a change in Control will not be deemed to have occurred, (iii) the stockholders of the Company approve certain mergers or consolidations of the Company with any other corporation, or
(iv) the stockholders of the Company approve a plan of complete liquidation or a sale of all or substantially all of the assets of the Company. Upon the occurrence of a Change in Control, all outstanding Options shall become immediately exercisable except as otherwise provided in any participant's Award Agreement with respect to such participant's Options.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief summary of the principal United States federal income tax consequences to participants and the Company relating to Awards under the Plan. This summary discusses only federal income tax consequences and does not address any other federal tax consequences and does not describe state or local tax consequences. Participants are advised to consult their own tax advisors as to the particular tax consequences to them of the receipt of any Awards under the Plan.

    (I) NQSOS. A participant will not recognize any taxable income, and the Company will not be entitled to a tax deduction upon the grant of an NQSO. Except as noted below, upon the exercise of an NQSO the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock acquired (determined at the time of exercise) over the exercise price (the "Excess Amount"). The Company will be entitled to deduct the Excess Amount in its tax year in which or with which ends the taxable year of the participant in which the participant exercises the NQSO (the "Exercise Date"). A participant's aggregate basis for Common Stock acquired upon an "in-the-money" exercise of an NQSO will equal the fair market value of the shares on the Exercise Date and the holding period for that Common Stock will begin on the Exercise Date and, accordingly, will not include the period during which the NQSO was held.

    If a participant elects to tender shares of Common Stock already owned in partial or full payment of the exercise price for shares to be acquired upon the exercise of an NQSO, the participant will not recognize any gain or loss on such tendered shares. The number of shares of Common Stock received by the participant upon any such exercise that are equal in number to the number of tendered shares would retain the tax basis and the holding period of the tendered shares for capital gain purposes. The participant will recognize compensation taxable as ordinary income, and the Company will be entitled to a deduction, in an amount equal to the fair market value of the number of shares received by the participant upon such exercise that is in excess of the number of tendered shares, less any cash paid by the participant. The fair market value of such excess number of shares would then become the tax basis for those shares and the holding period of such shares for capital gain purposes will begin immediately after the exercise date.

    Upon disposition of shares of Common Stock received upon exercise of an NQSO, the amount realized upon any such disposition over the tax basis of the disposed shares will generally result in a capital gain or loss, assuming the participant holds the Common Stock as a capital asset. The capital gain or loss will be a long-term capital gain or loss if the participant held the Common Stock for more than one year after the Exercise Date.

    In cases where a participant exercises an NQSO within six months of its grant and the participant is subject to Section 16 of the Exchange Act (a "Section 16 Individual"), the participant will include the Excess Amount in income and the Company can claim a deduction on the first day after the lapse of six months after the option grant date (the "Lapse Date"), and the Common Stock value will be determined at the Lapse Date rather than the Exercise Date for purposes of determining the Excess Amount and the holding period.

    (II) ISOS. A participant will not recognize any income, and the Company will not be entitled to a deduction, upon the grant of an ISO. A participant will not recognize any income and the Company will not be entitled to a deduction upon the timely exercise of an ISO. The timely exercise of an ISO may, however, affect the computation of a participant's alternative minimum tax. Exercise by a participant of an ISO will be timely if made while the participant is employed by the Company or within three months after the cessation of such employment (one year if the participant is disabled with the meaning of section 22(e)(3) of the Code). If the exercise of an ISO is not timely, exercise of the ISO will be taxed according to the rules described above for the exercise of an NQSO. A participant's aggregate basis for shares acquired upon exercise of an ISO will be equal to the exercise price paid for such shares, and the holding period for the shares will begin on the Exercise Date and, accordingly, will not include the period during which the ISO was held.

    Except as discussed in the following paragraph, if a participant elects to tender shares of Common Stock already owned in partial or full payment of the exercise price for shares to be acquired upon the exercise of an ISO, the participant will not recognize any gain or loss on such tendered shares. No income will be realized by the participant in respect of the shares received by the participant upon the exercise of the ISO if, as previously stated, the requirements of the Plan and the Code are met. The Internal Revenue Service has not yet issued final regulations with respect to the determination of the basis and the holding period of the shares acquired upon such an exercise. Regulations proposed by the Internal Revenue Service provide that for all shares of Common Stock acquired upon such an exercise the requisite two year and one year holding periods for stock acquired upon exercise of an incentive stock option must be satisfied, regardless of the holding period applicable to the tendered shares. However, the tax basis (and holding period for all other federal income tax purposes) of the tendered shares will carry over to the same number of shares acquired upon the exercise. The number of shares acquired which is in excess of the number of tendered shares will have a tax basis of zero and a holding period for all purposes beginning on the Exercise Date. Any subsequent disqualifying disposition will be deemed first to have been a disposition of the shares with a tax basis of zero, and then to have been a disposition of the shares with a carry-over basis. For purposes of determining the amount of compensation taxable to the participant upon a subsequent disqualifying disposition, the exercise price of the shares with a tax basis of zero will be deemed to be zero, and the exercise prise of the shares with a carry-over basis will be deemed to be the fair market value of the shares on the Exercise Date.

    If a participant elects to tender shares of Common Stock that were previously acquired upon the exercise of an ISO in partial or full payment of the exercise price for shares to be acquired upon the exercise of another ISO, and such exercise occurs within two years of the date of grant of such ISO, or within one year after such tendered shares were transferred to the participant, the tender of such shares will be a taxable, disqualifying disposition with the tax consequences described below regarding the disposition within two years of the date of grant of an ISO, or within one year after shares were acquired upon the exercise of an ISO.

    If a participant disposes of shares acquired pursuant to an ISO, and those shares were held for more than two years from the date of the granting of the ISO and one year from the transfer of those shares to the participant, then any gain or loss realized upon disposition will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction in respect of the exercise of the ISO. If, however, the participant makes a taxable disposition of shares acquired pursuant to an ISO within either two years from the date of the granting of the ISO or one year from the transfer of those shares to the participant (a "Disqualifying Disposition"), then any gain realized generally will be taxable to the participant as follows: (i) as ordinary income in an amount equal to any excess of (a) the lesser of the fair market value of the shares on the date the ISO is exercised (the value and timing of recognition on the Lapse Date will govern in the case of a Section 16 Individual whose sale of the shares occurs within six months of the date of grant of the ISO, as discussed above for NQSOs) or the amount realized on the Disqualifying Disposition, over (b) the exercise price, and (ii) as capital gain to the extent of any excess of the amount realized on the Disqualifying Disposition over the fair market value of the shares on the Exercise Date or the Lapse Date. In such cases, the Company will be entitled to a deduction at the time of the Disqualifying Disposition for the amount taxable to the participant as ordinary income. Any loss realized upon a Disqualifying Disposition (that is, where the exercise price of the ISO exceeds the amount realized upon such Disqualifying Disposition) will generally be a capital loss, and will be a long-term capital loss if the holding period for the disposed shares is more than one year.

    If the Disqualifying Disposition is a non-taxable disposition (for example, a gift or a sale to a related person), the excess, if any, of the fair market value of the Common Stock on the exercise date over the exercise price will be compensation taxable as ordinary income, and the Company, subject to proper withholding, will be entitled to a deduction equal to the amount of ordinary income recognized by the participant.

    (III)SARS. A participant will not recognize income, and the Company will not be entitled to a deduction, upon the grant of an SAR. On the exercise of an SAR for cash, the participant will be taxed at ordinary income rates on the amount of cash received. On the exercise of an SAR for shares, unless the next sentence applies, the participant will be taxed at that time on the fair market value of the shares received and will have an aggregate tax basis in those shares equal to their fair market value. If the shares received by the participant are subject to a substantial risk of forfeiture under Section 83(c)(3) of the Code because the participant is a Section 16 Individual, then, unless that participant makes an election under section 83(b) of the Code within 30 days after the exercise to be taxed under the rule of the preceding sentence,
(i) the participant will  recognize taxable ordinary income  at the Lapse  Date,
(ii) the amount of such ordinary income will be equal to the fair market value of the shares at that time, (iii) the participant's tax basis in such shares will equal such fair market value, (iv) the participant's holding period for the shares will begin on the Lapse Date and (v) any dividends the participant receives on the shares before the Lapse Date will be taxable to the participant as compensation income. In all such cases, the Company will be entitled to a deduction at the same time and in the same amount as the participant has taxable ordinary income, (including the deduction for any dividends paid to the participant in the absence of the election under section 83(b) of the Code).

    If the provisions of the Plan relating to a Change in Control become applicable, certain compensation payments or other benefits received by "disqualified individuals" (as defined in Section 280G(c) of the Code) under the Plan or otherwise may cause or result in "excess parachute payments" (as defined in Section 280G(b)(1) of the Code). Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such "excess parachute payment" received by such a "disqualified individual" and any such "excess parachute payments" will not be deductible by the Company.

    Under Section 162(m) of the Code, the amount of compensation paid to the chief executive officer and the four other most highly paid executive officers of the Company in the year for which a deduction is claimed by the Company is limited to $1,000,000 per such person, except that compensation which is performance-based will be excluded for purposes of calculating the amount of compensation subject to this $1,000,000 limitation. The ability of the Company to claim a deduction for compensation paid to any other executive officer or employee of the Company is not affected by this provision.

    The Company is required to withhold tax on the amount of ordinary income recognized in connection with the NQSOs, ISOs or SARs acquired by the participant.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board has selected Price Waterhouse to serve as the Company's independent accountants to audit the financial statements of the Company for the 1994 fiscal year. A representative of Price Waterhouse will attend the Annual Meeting, will be given an opportunity to make a statement and will be available to answer appropriate questions. The Board recommends, on the advice of its Audit Committee, that the stockholders vote FOR ratification of the appointment of Price Waterhouse as the Company's independent auditors for fiscal 1994.

                                 OTHER MATTERS

    The Board is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the proxy will vote the proxies according to their best judgment.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals, if any, which may be considered for inclusion in the Company's proxy materials for the 1995 Annual Meeting must be received by the Company at its offices at 3880 North Mission Road, Los Angeles, California 90031 not later than December 30, 1994.

                                 ANNUAL REPORT

    The Annual Report to Stockholders for fiscal 1993 was mailed to stockholders on or about May 5, 1994. The Company files an annual report on Form 10-K with the SEC. Stockholders may obtain a copies of these reports without charge by writing to the Secretary of the Company.

                           [Logo] CARTER HAWLEY HALE
                      THE BROADWAY--EMPORIUM--WEINSTOCKS

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING--JUNE 17, 1994

                        CARTER HAWLEY HALE STORES, INC.
                           3880 NORTH MISSION ROAD
                         LOS ANGELES, CALIFORNIA 90031

   The undersigned hereby appoints DAVID L. DWORKIN, JOHN C. HAECKEL and MARC E. BERCOON, and each of them, proxies, each with full power of substitution, to vote all stock of the undersigned at the annual meeting of stockholders of Carter Hawley Hale Stores, Inc. (the "Company") to be held June 17, 1994 at 1:00 p.m. in the Watercourt Ballroom of the Hotel InterContinental, Los Angeles, California, and/or at any adjournment of the annual meeting in the manner indicated on the reverse side, all in accordance with and as more fully described in the Notice of Annual Meeting and accompanying Proxy Statement for the meeting, receipt of which is hereby acknowledged.

                          (CONTINUED ON REVERSE SIDE)



- - -------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS INDICATED BELOW:

                                     /x/  PLEASE MARK YOUR CHOICES LIKE THIS

            ------------------    -------------------
                  COMMON                PREFERRED

1.  To elect Walter T. Dec, David L. Dworkin, Dr. Leobardo F. Estrada,
Sidney R. Petersen, Terry Savage, David M. Schulte, Sanford Shkolnik,
Dr. Robert M. Solow, Dennis C. Stanfill, James D. Woods and Samuel Zell as directors to serve for a term of one year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.


                     WITHHOLD AUTHORITY     WITHHOLD AUTHORITY
                     to vote for ALL        to vote for the
FOR / /              nominees / /           following nominee(s): / /

                                            -----------------------------------

IF YOU DO NOT SPECIFY A CHOICE WITH RESPECT TO ITEMS 2, 3 AND 4, THE SHARES REPRESENTED BY YOUR PROXY WILL BE VOTED FOR ITEMS 2, 3 AND 4.


2. To approve a proposed amendment to the Company's Amended and Restated Certificate of Incorporation to change the Company's name to Broadway Stores, Inc.


FOR / /               AGAINST / /              ABSTAIN / /


3. To approve the restatement of the Carter Hawley Hale Stores, Inc. 1992 Stock Incentive Plan, as amended, to eliminate the automatic four percent annual increase in the exercise price of certain options issued thereunder;


FOR / /               AGAINST / /              ABSTAIN / /


4. To ratify the appointment of Price Waterhouse as the Company's Independent Accountants for the Company's 1994 Fiscal Year.


FOR / /              AGAINST / /               ABSTAIN / /


5. To vote in their discretion on such other business as may properly come before the annual meeting or any adjournment thereof.

IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

Please mark, date and sign as your name appears to the left and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, state your full title and authority when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

Date_________________________

Signature(s)_________________

Signature(s)_________________

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE


- - -------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                           [Logo] CARTER HAWLEY HALE
                       THE BROADWAY--EMPORIUM--WEINSTOCKS


                     YOUR VOTE IS IMPORTANT TO THE COMPANY


                     PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE

               [ALTERNATE PROXY CARD TO BE SENT TO PARTICIPANTS
                         IN THE COMPANY'S 401(k) PLAN]


                           [Logo] CARTER HAWLEY HALE
                      THE BROADWAY--EMPORIUM--WEINSTOCKS

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING--JUNE 17, 1994

                        CARTER HAWLEY HALE STORES, INC.
                           3880 NORTH MISSION ROAD
                        LOS ANGELES, CALIFORNIA 90031

   The undersigned hereby appoints DAVID L. DWORKIN, JOHN C. HAECKEL and
MARC E. BERCOON, and each of them, proxies, each with full power of substitution, to vote all stock of the undersigned at the annual meeting of stockholders of Carter Hawley Hale Stores, Inc. (the "Company") to be held
June 17, 1994 at 1:00 p.m. in the Watercourt Ballroom of the Hotel InterContinental, Los Angeles, California, and/or at any adjournment of the annual meeting in the manner indicated on the reverse side, all in accordance with and as more fully described in the Notice of Annual Meeting and accompanying Proxy Statement for the meeting, receipt of which is hereby acknowledged.

                          (CONTINUED ON REVERSE SIDE)




- - -------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


This is your VOTING INSTRUCTION CARD. Please vote, sign, and return in the enclosed envelope.

It is important that this card be returned promptly. Participants in the Carter Hawley Hale Stores, Inc. 401(k) Savings and Investment Plan (the "Plan") who wish to exercise their right to vote should complete, sign, date and return the accompanying card in the return envelope to Chemical Trust Company of California for tabulation. An executed proxy card will be deemed instructions to Bankers Trust Company of California for tabulation. An executed proxy card will be deemed to be instructions to Bankers Trust Company, N.A., the Plan trustee (the "Trustee"), to vote the shares of Company stock held by the Trustee and allocated to your Plan account as indicated on each proxy card.

If you hold shares of Company stock other than through the plan, you will receive a separate PROXY CARD to vote such shares.

THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS INDICATED BELOW:

                                      /x/ PLEASE MARK YOUR CHOICES LIKE THIS

                    -------------------     ------------------
                           COMMON               PREFERRED

1. To elect Walter T. Dec, David L. Dworkin, Dr. Leobardo F. Estrada, Sidney R. Petersen, Terry Savage, David M. Schulte, Sanford Shkolnik, Dr. Robert M. Solow, Dennis C. Stanfill, James D. Woods and Samuel Zell as directors to serve for a term of one year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.


                     WITHHOLD AUTHORITY     WITHHOLD AUTHORITY
                     to vote for ALL        to vote for the
FOR / /              nominees / /           following nominee(s): / /

                                            -----------------------------------

IF YOU DO NOT SPECIFY A CHOICE WITH RESPECT TO ITEMS 2, 3 AND 4, THE SHARES REPRESENTED BY YOUR PROXY WILL BE VOTED FOR ITEMS 2, 3 AND 4.


2. To approve a proposed amendment to the Company's Amended and Restated Certificate of Incorporation to change the Company's name to Broadway Stores, Inc.


FOR / /              AGAINST / /           ABSTAIN / /


3. To approve the restatement of the Carter Hawley Hale Stores, Inc. 1992 Stock Incentive Plan, as amended, to eliminate the automatic four percent annual increase in the exercise price of certain options issued thereunder;


FOR / /              AGAINST / /           ABSTAIN / /


4. To ratify the appointment of Price Waterhouse as the Company's Independent Accountants for the Company's 1994 Fiscal Year.



FOR / /              AGAINST / /           ABSTAIN / /


5. To vote in their discretion on such other business as may properly come before the annual meeting or any adjournment thereof.

IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

Please mark, date and sign as your name appears to the left and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, state your full title and authority when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

Date_______________________________

Signature(s)_______________________

Signature(s)_______________________

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE



- - -------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                           [Logo] CARTER HAWLEY HALE
                       THE BROADWAY--EMPORIUM--WEINSTOCKS


                      YOUR VOTE IS IMPORTANT TO THE COMPANY



                      PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
            AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE